Exhibit 99.1

Noble Corporation plc 10 Brook Street London W1S 1BG England

Press Release

NOBLE CORPORATION PLC ANNOUNCES EARLY RESULTS OF CASH TENDER

OFFERS FOR SENIOR NOTES BY WHOLLY-OWNED SUBSIDIARY

LONDON, Mar. 11, 2019 /PRNewswire/ — Noble Corporation plc (“Noble-UK”) (NYSE: NE) announced today, on behalf of its indirect, wholly-owned subsidiary, Noble Holding International Limited (“NHIL”), the results to date of NHIL’s previously announced cash tender offers (the “Tender Offers”) for up to an aggregate principal amount that will not result in an Aggregate Purchase Price (as defined below) that exceeds $400,000,000 (subject to increase or decrease by NHIL, the “Aggregate Maximum Tender Amount”) of NHIL’s bonds as identified in the table below (collectively, the “Notes”). The table below sets forth the approximate aggregate principal amounts of each series of Notes that were tendered (with Consents that were delivered, if applicable) and not withdrawn (or Consents revoked) on or prior to 5:00 p.m., New York City time, on March 8, 2019 (the “Early Tender Date”):

Title of Notes	CUSIP Number(1)	Aggregate Principal Amount Outstanding Prior to Tender Offers	Aggregate Principal Amount of Notes Tendered(2)		Tender Cap	Acceptance Priority Level	Tender Offer Consideration(3)	Early Tender Premium(3)	Total Consideration (3)(4)
4.90% Senior Notes due 2020 (the “2020 Notes”)	65504LAC1	$65,893,000	3,358,000		N/A	1	$925.00	$30.00	$955.00
4.625% Senior Notes due 2021 (the “2021 Notes”)	65504LAF4	$93,142,000	13,205,000		N/A	2	$940.00	$30.00	$970.00
3.95% Senior Notes due 2022 (the “2022 Notes”)	65504LAJ6	$41,706,000	20,493,000		N/A	3	$875.00	$30.00	$905.00
7.75% Senior Notes due 2024 (the “2024 Notes”)	65504LAP2	$800,824,000	469,682,000	(5)	N/A	4	$875.00	$30.00	$905.00
5.95% Senior Notes due 2025* (the “2025 Notes”)	65504LAN7	$450,000,000	233,214,000	(5)	N/A	5	$870.00	$30.00	$900.00
5.25% Senior Notes due 2042 (the “2042 Notes”)	65504LAK3	$483,619,000	108,174,000		$50,000,000	6	$610.00	$30.00	$640.00

*	The interest rate for the 2025 Notes has been increased to 7.95% pursuant to the terms of the indenture governing the 2025 Notes.
(1)

No representation is made as to the correctness or accuracy of the CUSIP numbers listed in the Offer to Purchase and Consent Solicitation (as defined below) or the accompanying Letter of Transmittal and Consent or printed on the Notes. They are provided solely for the convenience of holders of the Notes.

(2)	Certain Notes tendered have not been accepted, as described below.
(3)

Per $1,000.00 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by NHIL. Excludes Accrued Interest (as defined in the Offer to Purchase and Consent Solicitation), which will be paid on Notes accepted for purchase as described below.

(4)	Includes the early tender premium of $30.00 per $1,000.00 principal amount of Notes validly tendered prior to the Early Tender Date (and not validly withdrawn) and accepted for purchase by NHIL.
(5)	Notes tendered include the related Consents (as defined below). The requisite Consents to effect the Proposed Amendments (as defined below) have not been obtained, as described below.

NHIL refers to the aggregate amount that all holders of Notes are entitled to receive, excluding Accrued Interest, for their Notes that are validly tendered and accepted for purchase by NHIL as the “Aggregate Purchase Price.”

In conjunction with the Tender Offers for each of the 2024 Notes and the 2025 Notes, Noble-UK also announced the results to date for NHIL’s previously announced solicitations (each, a “Consent Solicitation” and, collectively, the “Consent Solicitations”) of consents (each, a “Consent” and, collectively, the “Consents”) from holders of such series of Notes to amend certain provisions (the “Proposed Amendments”) of the indenture, dated as of March 16, 2015 (as supplemented), among NHIL, Noble-Cayman and Wells Fargo Bank, N.A., as trustee. The Consents delivered with respect to the 2024 Notes and the 2025 Notes are null and void, as acceptance of such Notes is subject to proration, and, therefore, the requisite Consents to effect the Proposed Amendments are deemed not to have been obtained with respect to such series of Notes.

The Tender Offers and the Consent Solicitations will expire at midnight, New York City time, at the end of the day on March 22, 2019, unless extended by NHIL with respect to any Tender Offer (such date and time, as it may be extended, the “Expiration Date”). No tenders of Notes or deliveries of related Consents submitted after the Expiration Date will be valid. The deadline for holders to validly withdraw tenders of Notes (or revoke Consents) has passed. Accordingly, Notes that were already tendered (with Consents that were delivered, if applicable) at or before the Early Tender Date may not be withdrawn or revoked, except in certain limited circumstances where additional withdrawal or revocation rights are required by law.

Because the aggregate principal amount of the Notes tendered at or prior to the Early Tender Date would result in an Aggregate Purchase Price that exceeds $400 million, or the Aggregate Maximum Tender Amount, the Notes that were validly tendered and not validly withdrawn at or prior to the Early Tender Date will be prorated and accepted for purchase, and NHIL will not accept for purchase any additional Notes tendered after the Early Tender Date. Subject to the satisfaction or waiver of all remaining conditions to the Tender Offers described in the Offer to Purchase and Consent Solicitation having been either satisfied or waived by NHIL, NHIL expects to accept tenders of (i) all 2020 Notes, (ii) all 2021 Notes, (iii) all 2022 Notes, (iv) 2024 Notes based on a proration factor of approximately 86%, (v) no 2025 Notes and (vi) no 2042 Notes.

Notes will be purchased on the “Early Settlement Date,” which is currently expected to occur on March 12, 2019.

NHIL has retained J.P. Morgan Securities LLC to act as the dealer manager for the Tender Offers and the solicitation agent for the Consent Solicitations. Questions and requests for assistance regarding the terms of the Tender Offers and the Consent Solicitations should be directed to J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-3424 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation and other documents relating to the Tender Offers and the Consent Solicitations may be directed to D.F. King & Co., Inc., the tender agent and information agent for the Tender Offers, at (212) 269-5550 (for banks and brokers only) or (866) 721-1324 (toll-free) (for all others) or ne@dfking.com.

None of NHIL, Noble-UK, Noble-Cayman, their respective boards of directors or directors, the dealer manager and solicitation agent, the tender agent and information agent or the trustees with respect to the Notes or any of NHIL’s, Noble-UK’s or Noble-Cayman’s respective affiliates is making any recommendation as to whether holders should tender any Notes in response to the Tender Offers or deliver any Consents pursuant to the Consent Solicitations, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their Notes and, if applicable, to deliver their Consents, and, if so, the principal amount of Notes as to which action is to be taken.

The Tender Offers and the Consent Solicitations were only made pursuant to the terms and conditions as described in the Offer to Purchase and Consent Solicitation Statement, dated February 25, 2019 (the “Offer to Purchase and Consent Solicitation”), and the accompanying Letter of Transmittal and Consent. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offers. The Tender Offers and the Consent Solicitations were not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers and the Consent Solicitations were required to be made by a licensed broker or dealer, the Tender Offers and the Consent Solicitations will be deemed to have been made on behalf of NHIL by the dealer manager and solicitation agent, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Forward-Looking Disclosure Statement

Statements in this press release regarding activities or events that may occur in the future, including statements about the Tender Offers and the Consent Solicitations, rig demand, the offshore drilling market, oil prices, contract backlog, fleet status, our future financial position, business strategy, impairments, repayment of debt, credit ratings, liquidity, borrowings under our credit facilities or other instruments, sources of funds, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, the outcome of any dispute, litigation, audit or investigation, plans and objectives of management for future operations, foreign currency requirements, results of joint ventures, indemnity and other contract claims, reactivation, refurbishment, conversion and upgrade of rigs, shipyard risks and timing, delays in mobilization of rigs, industry conditions, access to financing, impact of competition, governmental regulations and permitting, availability of labor and spare parts, worldwide economic conditions, taxes and tax rates, indebtedness covenant compliance, dividends and distributable reserves, timing or results of acquisitions or dispositions, and timing for compliance with any new regulations, as well as any other statements in this release that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside the U.S., actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, litigation, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in Noble-

UK’s most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Noble-Cayman is an indirect, wholly-owned subsidiary of Noble-UK, a public limited company incorporated under the laws of England and Wales. Noble-Cayman performs, through its subsidiaries, contract drilling services with a global fleet of mobile offshore drilling units.

NHIL is an indirect, wholly-owned subsidiary of Noble-Cayman. NHIL performs, through its subsidiaries, contract drilling services with a global fleet of mobile offshore drilling units.

SOURCE Noble Corporation

Jeffrey L. Chastain, Vice President – Investor Relations and Corporate Communications, Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com